Exhibit 10.55

MARCHEX, INC.

Separation Agreement

Russell C. Horowitz (referred to as “Executive”) and Marchex, Inc., on behalf of itself and its successors, subsidiaries, affiliates, and related companies (referred to collectively as the “Company” or “Marchex”), enter into this Separation Agreement and General Release (the “Agreement”) effective as of the eighth (8th) day following the date Executive signs this Agreement if not revoked in accordance with the last paragraph hereof (the “Effective Date”).

WHEREAS, on March 23, 2016, Executive notified the Company of his decision not to stand for reelection to the Board of Directors of the Company (the “Board”), at the Annual Meeting of Stockholders on May 12, 2016 (the “Separation Date”).

WHEREAS, Executive is an employee of the Company and presently serves as the Company’s Executive Director;

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s proposed separation from employment with the Company; and

WHEREAS, Executive has agreed to provide the Company with transition services and to continue to be available to advise and consult as requested by the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1. Executive’s Separation.

(a) Executive agrees to remain employed as the Company’s Executive Director until the Separation Date. On the Separation Date, Executive’s employment with the Company shall terminate.

(b) From the Separation Date through the end of the Consulting Period (as defined below), Executive shall serve as a non-employee consultant to the Company on the terms set forth in this Agreement.

2. Compensation through Separation Date. If Executive remains employed through the Separation Date, Executive shall receive his current compensation and benefits through the Separation Date.

3. Separation from Service. In connection with Executive’s separation from service on the Separation Date and, with respect to any of the following compensation and benefits to which Executive is not currently entitled or that are not required by law:

(a) On the Separation Date, Executive’s participation in any Company employee benefit plans or programs (including without limitation any matching contributions under the Company’s 401(k) plan, life insurance premium programs and other medical programs and any car allowance or other personal benefits and perquisites) shall cease, except as otherwise expressly provided in this Agreement or in the applicable Company plan. For the avoidance of doubt, Executive shall not be eligible for any severance benefits other than set forth herein.

(b) So long as Executive timely elects health benefits continuation pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder

(“COBRA”), Executive shall be entitled to receive payment by the Company of Executive’s applicable premiums (the “COBRA Premium Subsidy”) for such continuation coverage under COBRA (payable as and when such payments become due) during the period (the “COBRA Payment Period”) commencing on the Separation Date and ending on the earliest to occur of (i) the eighteen (18) month anniversary of the Separation Date, (ii) the expiration of Executive’s eligibility for benefits under COBRA, and (iii) the date on which Executive and his or her covered dependents, become covered by health insurance coverage through another source. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the reimbursement of such COBRA Premium Subsidy would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such COBRA Premium Subsidy, the Company, in its sole discretion, may elect to instead pay to Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premium Subsidy for that month, grossed up for applicable tax withholdings if any, for the remainder of the COBRA Payment Period. Executive may, but are not obligated to, use such taxable cash payment toward the cost of COBRA premiums.

(c) Attached hereto as Exhibit A is a list of Executive’s stock options and shares of restricted stock outstanding on the date hereof (together, the “Existing Equity Awards”). Executive represents that Exhibit A is a correct and complete list of his Existing Equity Awards on the date of this Agreement. No changes shall be made to the terms of the Existing Equity Awards set forth in the applicable award agreement except as follows:

(i) Effective as of the Separation Date, vesting shall accelerate in full on such Existing Equity Awards and the Company will extend the period during which Executive may exercise any vested stock options through the 10 year anniversary of the respective grant date. Executive understands that the stock options subject to this extended exercise period shall cease to be treated for tax purposes as incentive stock options as of the date hereof.

(ii) Effective as of the Separation Date, the Executive shall be granted 100,000 shares of the Company’s Class B Common Stock pursuant to the Company’s 2012 Stock Incentive Plan at a purchase price of $0.01 per share. Subject to Executive’s continued performance of consulting services during the Consulting Period, such restricted stock shall vest in equal amounts on a quarterly basis over the Consulting Period and according to such other conditions as are set forth in the restricted stock agreement for such shares and the Plan.

4. Compensation during Consulting Period. For consulting services rendered by Executive during the Consulting Period, the Company shall pay Executive an annualized amount of $255,000 per year, payable in twelve (12) monthly installments in advance through May 12, 2017.

5. Consulting Agreement.

(a) From the Separation Date through the earlier of (i) May 12, 2017 or (ii) the Company’s termination of the Consulting Period pursuant to clause (d) below (such applicable period, the “Consulting Period”), Executive will provide consulting and advisory services from time to time as may be reasonably requested by the Company’s Chief Executive Officer, provided that the Company will take into consideration Executive’s other business and personal commitments that may arise during the Consulting Period. Such consulting services may be conducted in person, by phone or via alternate communications. Such matters are expected to consist of:

•	Participation in the ongoing review of the Company’s strategy;

•	Reviewing and meeting with potential new director candidates;

•	Participating in the mentoring of the executive team; and

•	Assistance and cooperation with the efficient transfer to the Company and its ongoing management team of Executive’s institutional knowledge and understanding and relationships with former, current and prospective partners, agencies and customers.

(b) During the Consulting Period, Executive shall not be an employee of the Company and shall not be entitled to receive any fringe benefits, perquisites or other benefits from the Company or to participate in any employee benefit plans, programs or policies of the Company, except as expressly provided otherwise in this Agreement.

(c) During the Consulting Period, the Company shall pay or reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Executive’s performance of the Consulting Services, upon presentation of written documentation thereof in accordance with Company expense reimbursement policies.

(d) Only in the event of Executive’s material breach of this Agreement, the Company may terminate the Consulting Period if Executive has not substantially cured such breach within 30 days after the Company provides written notice to Executive of such breach, and upon such termination, the Company shall have no further obligations hereunder.

6. No Other Compensation Owed. Executive acknowledges and agrees that except for the compensation and benefits provided above and accrued but unpaid amounts as of the Separation Date, no other compensation, payments, wages, salary, bonuses, commissions, benefits, severance, equity, or remuneration of any kind whatsoever are owing to Executive as a result of his separation from the Company.

7. Release of Claims.

(a) In exchange for the promises contained in this Agreement and to the extent permitted by law, Executive hereby waives, releases and forever discharges, and agrees that Executive will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, know or unknown, which Executive asserts or could assert, at common law, under any express or implied contract, arising in tort or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including without limitation, claims under the Executive Employment Agreement with the Company dated January 17, 2003 (the “Employment Agreement”), Title VII of the Civil Rights Act of 1964, Washington Law Against Discrimination in Employment, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended “ADEA”), Washington Age Discrimination Law, the Family and Medical Leave Act of 1993, and the Executive Retirement Income Security Act of 1974, against the Company and any of its or their current or former, directors, officers, agents, employees, subsidiaries, successors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of or relating to Executive’s relationship with the Company, the termination of such relationship, or the Employment Agreement arising up to the date and time of signing of this Agreement by Executive.

Notwithstanding the foregoing, this release does not terminate Executive’s rights (a) set forth in this Agreement, (b) with respect to his Existing Equity Awards, (c) Executive’s rights to be indemnified by the Company or any of its subsidiaries under any agreement with the Company or any of its subsidiaries, the Company’s certificate of incorporation or bylaws, or under applicable law, which indemnity rights shall extend to Executive’s consulting services hereunder, or (d) resulting from any breaches of this Agreement.

This release also does not extend to those rights which as a matter of law cannot be waived, including, but not limited to, unwaivable rights.

(b) In exchange for the promises contained in this Agreement and to the extent permitted by law, the Company hereby waives, releases and forever discharges, and agrees that the Company will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, known or unknown, which the Company asserts or could assert, at common law, under any express or implied contract, arising in tort or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever against the Executive with respect to any event, matter, claim, damage or injury arising out of or relating to Executive’s relationship with the Company, the termination of such relationship, or the Employment Agreement arising up to the date and time of signing of this Agreement by the Company.

Notwithstanding the foregoing, any claim arising from any of the following is excepted from the scope of this release: (i) any felony or crime involving Executive’s service to the Company; (ii) any fraud, embezzlement, or breach of fiduciary duty against the Company; and (iii) any breach of any material provision of the Confidentiality Agreement referred in Paragraph 9 below.

This release also does not extend to those rights which as a matter of law cannot be waived, including, but not limited to, unwaivable rights.

8. Acknowledgement of Confidentiality Agreement. Executive acknowledges that (a) the Employment Agreement adopted by reference the Confidentiality, Assignment of Inventions and Employment-At-Will Agreement for Consultants and Employees (the “Confidentiality Agreement”), which such Confidentiality Agreement shall survive Executive’s separation from the Company, (b) is bound by the commitments and obligations set forth in the Confidentiality Agreement, and (c) Executive reaffirms such covenants. The Company acknowledges that the Confidentiality Agreement shall apply for twelve (12) months from the Separation Date.

9. Return of Property. Executive affirms that on or prior to the Separation Date, Executive will return all of the Company’s, documents, and/or any confidential or proprietary information in Executive’s possession or control, including, without limitation, memoranda, books, papers, letters, in any way relating to the Company’s business and affairs, provided, however, that Executive shall be entitled to keep, and shall not be required to return to the Company, Executive’s Company-provided computers, phones, IT equipment, and any associated hardware. The Company agrees and acknowledges that during the twelve-month period following the Separation Date, the Company shall forward to Executive’s designated personal email account all personal emails of Executive.

10. No Admission of Liability. By entering into this Agreement, the Company and all Released Parties do not admit any liability whatsoever to Executive or to any other person arising out of any claims heretofore or hereafter asserted by Executive.

11. Agreement to Cooperate With the Company. Executive agrees to assist the Company in any formal or informal legal matters in which Executive is named as a party or has knowledge relevant to the matter. Executive acknowledges and agrees that such assistance may include, but will not be limited to, providing background information regarding any matter on which Executive previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparing for the above-described or similar activities. Executive understands that Executive will receive no additional pay for Executive’s assistance beyond that provided in this Agreement.

12. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13. Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, duration, or subject, it shall be construed by limiting and reducing it to the extent necessary to be valid and enforceable under the applicable law as it shall then appear while giving effect, to the greatest degree possible, to the original intent of such provision.

14. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the complete understanding between Executive and the Company and supersedes any and all prior agreements (to the extent the terms thereof are inconsistent with this Agreement), promises, representations, or inducements, no matter its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by Executive and the Company shall be binding unless reduced to writing and signed by authorized representatives of Executive and the Company.

15. Choice of Law/Venue. This Agreement shall be governed by Washington law. If a dispute arises under this Agreement: (a) Executive and the Company both irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts located within King County, Washington for resolution of any matter; and (b) the prevailing party in any arbitration or court proceeding shall be entitled to recover its reasonable attorneys’ fees, expenses and costs.

16. Independent Contractor Status. This paragraph shall apply during the Consulting Period. Executive shall act solely as an independent contractor hereunder and conduct operations as an independent contractor, and nothing in this Agreement shall be construed to render Executive as an employee of the Company. Executive shall not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan. The Company has no right to control or direct the details, manner or means by which Executive performs the consulting services. Executive understands and recognizes that he shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose. The Company shall record payments to Executive on, and provide to Executive, an IRS Form 1099, and the Company shall not withhold any federal, state or local employment taxes on Executive’s behalf. Executive agrees to pay all such taxes in a timely manner and as prescribed by law, and accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the consulting fee paid to Executive hereunder.

17. Section 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (with state laws of similar effect, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. EXECUTIVE SHOULD CONSULT AN ATTORNEY OF HIS CHOICE ABOUT THIS AGREEMENT BEFORE HE SIGNS THE AGREEMENT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EXECUTIVE IS HEREBY ADVISED AS FOLLOWS:

(A) EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

(B) EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT; AND

(C) EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THIS AGREEMENT, AND THIS AGREEMENT WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD. IF EXECUTIVE WISHES TO REVOKE THIS AGREEMENT, EXECUTIVE MUST DELIVER NOTICE OF EXECUTIVE’S REVOCATION IN WRITING, NO LATER THAN 5:00 P.M. ON THE 7TH DAY FOLLOWING EXECUTIVE’S EXECUTION OF THIS AGREEMENT TO MARCHEX, INC., 520 PIKE STREET, SUITE 2000, SEATTLE, WA 98101, ATTN: ETHAN CALDWELL, EAC@MARCHEX.COM. EXECUTIVE UNDERSTANDS THAT IF HE REVOKES THIS AGREEMENT, IT WILL BE NULL AND VOID IN ITS ENTIRETY (OTHER THAN SECTION 1), AND HE WILL NOT BE ENTITLED TO ANY PAYMENTS OR BENEFITS PROVIDED IN SECTION 3 OF THIS AGREEMENT.

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EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

Dated: May 11, 2016	/s/ Russell C. Horowitz
Russell C. Horowitz

Dated: May 11, 2016	Marchex, Inc.

	By	/s/ Pete Christothoulou
Pete Christothoulou
Chief Executive Officer

Exhibit A

Existing Equity Awards

STOCK OPTIONS

Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised	Vested	Unvested
00002210	08/12/2009	2003/ISO	43,196	$4.630000	0	43,196	0
00002211	08/12/2009	2003/NQ	106,804	$4.630000	0	106,804	0
00002374	05/11/2010	2003/ISO	17,813	$4.890000	0	17,813	0
00002375	05/11/2010	2003/NQ	29,687	$4.890000	0	29,687	0
00002705	05/11/2010	2003/NQ	36,000	$4.890000	0	36,000	0
00002716	05/11/2010	2003/NQ	45,000	$4.890000	0	45,000	0
00002717	05/11/2010	2003/NQ	54,000	$4.890000	0	54,000	0
00002537	12/20/2010	2003/ISO	17,653	$8.770000	0	17,653	0
00002538	12/20/2010	2003/NQ	20,347	$8.770000	0	20,347	0
00002721	12/20/2010	2003/NQ	27,000	$8.770000	0	27,000	0
00002726	12/20/2010	2003/NQ	33,000	$8.770000	0	33,000	0
00002731	12/20/2010	2003/NQ	39,000	$8.770000	0	39,000	0
00002924	12/20/2011	2003/ISO	8,749	$6.350000	0	8,749	0
00002993	12/20/2011	2003/ISO	4,573	$6.350000	0	4,573	0
00002925	12/20/2011	2003/NQ	26,251	$6.350000	0	26,251	0
00002965	12/20/2011	2003/NQ	27,000	$6.350000	0	27,000	0
00002971	12/20/2011	2003/NQ	28,200	$6.350000	0	28,200	0
00002994	12/20/2011	2003/NQ	21,227	$6.350000	0	21,227	0
00003200	12/20/2012	2003/ISO	31,223	$4.410000	0	20,301	10,922
00003201	12/20/2012	2003/NQ	27,027	$4.410000	0	27,026	1
00003229	12/20/2012	2003/NQ	18,800	$4.410000	0	18,800	0
00003233	12/20/2012	2003/NQ	19,750	$4.410000	0	19,750	0
00003237	12/20/2012	2003/NQ	20,700	$4.410000	0	20,700	0
00003634	12/20/2013	2012/ISO	13,376	$8.940000	0	1,000	12,376
00003635	12/20/2013	2012/NQ	24,124	$8.940000	0	20,093	4,031
00003646	12/20/2013	2012/NQ	18,750	$8.940000	0	18,750	0
00003650	12/20/2013	2012/NQ	18,750	$8.940000	0	18,750	0

TOTAL:			778,000			750,670	27,330

RESTRICTED STOCK

Grant Number	Grant Date	Plan/Type	Shares	Price	Vested	Unvested
00003196	12/20/2012	Rest/RSA	58,250	$0.010000	43,688	14,562
00003626	12/20/2013	RS12/RSA	37,500	$0.010000	18,750	18,750

TOTAL:			95,750		62,438	33,312